Vestis Reports Fourth Quarter and Full-Year 2025 Results and
Announces Strategic Business Transformation

ATLANTA, GA, December 1, 2025 – Vestis Corporation (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced its results for the fiscal fourth quarter and full-year periods ended October 3, 2025, both of which reflect an additional week of operations when compared to the same prior year period.

Fourth Quarter 2025 Results

•Revenue of $712 million
•Operating Income of $18 million
•Net Loss of $13 million, or $(0.10) per diluted share
•Adjusted Net Income* of $4 million, or $0.03 per diluted share
•Adjusted EBITDA* of $65 million
•Cash Flows Provided by Operating Activities of $31 million and Free Cash Flow* of $16 million
•Available liquidity of $298 million including $30 million cash and cash equivalents on hand

Management Commentary

“We ended fiscal 2025 in a good position to advance our strategic priorities as we enter fiscal 2026,” said Jim Barber, President and CEO. “Over the past several months, we have taken a close look at our commercial strategy as well as our operations and identified the actions needed to strengthen performance, unlock operating leverage, and better serve our customers. As a result, we have launched a comprehensive business transformation plan anchored on three strategic pillars: Commercial Excellence, Operational Excellence, and Asset & Network Optimization. We have already begun executing initiatives under the plan, and we anticipate these improvements will be progressively realized throughout fiscal 2026 as we advance our multi-year transformation,” Mr. Barber concluded.

“As we look ahead, our near-term focus is increasing both profitability and cash flow to lay the foundation for stronger, more durable financial performance going forward,” said Kelly Janzen, Executive Vice President and Chief Financial Officer. “The variety of initiatives we are executing related to our value-creation plan represents a critical step toward improving operating leverage, supporting the balance sheet and unlocking the full potential of our platform to deliver lasting value for all stakeholders. The plan is expected to generate annual operating cost savings of at least $75 million by the end of fiscal 2026 and to also enhance revenue.”

Strategic Business Transformation

Today, the Company announced the launch of a formal multi-year strategic transformational restructuring plan (the “Plan”) designed to make the Company more customer focused, agile and efficient – while positioning it for long-term profitable growth. Developed in collaboration with leading third-party advisors, the Plan is structured around three strategic priorities: Commercial Excellence, Operational Excellence and Asset & Network Optimization.

____________________________________
* A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release

•Commercial Excellence: Enhancing customer retention, penetration and profitability through improved segmentation, strategic pricing, expanded product offerings and disciplined commercial execution.
•Operational Excellence: Standardizing operations across facilities to boost efficiency, scalability, and cost-effectiveness, streamlining our organizational structure to align resources with strategic goals while modernizing core processes and systems.
•Asset & Network Optimization: Improving logistics and asset utilization through network rationalization, equipment reallocation, and targeted capital investments.

These priorities establish a clear framework for near-term performance improvement and long-term value creation through disciplined execution, continuous improvement, and a relentless focus on serving customers. We expect the Plan to be substantially complete by the end of 2027 and we estimate that costs related to the execution of the Plan will be in the range of approximately $25 million to $30 million.

Fourth Quarter 2025 Financial Performance

Revenue for the fiscal fourth quarter totaled $712.0 million, an increase of $27.7 million year over year or 4.1%. The increase in revenue compared to the prior year primarily reflects the impact of an additional week, which increased revenue by $51.6 million. Excluding the impact of the additional week, revenue declined 3.5% year over year, reflecting an $18.1 million decrease in rental revenue, due primarily to the net impact of lost business, a $5.0 million decline in direct sales revenue and a $0.8 million negative impact of foreign exchange on currency related to our Canadian business.

Operating income for the fiscal fourth quarter was $17.6 million, compared to $29.8 million in the fourth quarter of 2024, a decrease of $12.2 million. The decrease year over year is primarily attributable to margin related to the net impact of lost business offset by selling, general and administrative cost improvements, and a small benefit from an additional week of operations.

____________________________________
* A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release

Capital Allocation and Financial Position

During the fiscal fourth quarter of 2025, we invested $15.4 million in property and equipment, the majority of which was related to market center facility improvements.

Net cash provided by operating activities was $30.9 million and Free Cash Flow* was $15.6 million for the fourth quarter of 2025. Excluding a $233 million favorable impact to operating cash flow associated with the initial trade receivables sold under the Accounts Receivable Securitization facility in the fourth quarter of 2024, operating cash flow decreased $31.7 million and Free Cash Flow* decreased $18.9 million, respectively, from the comparative prior year period. The decrease in Free Cash Flow* primarily reflects the decrease in earnings year over year, partially offset by a $12.8 million reduction in investments in property and equipment.

As of October 3, 2025, Vestis had total cash and excess availability under its revolving credit facility of $298 million as compared to $326 million at the end of the fourth quarter of 2024. Total debt outstanding at the end of the fourth quarter was $1.34 billion including principal bank debt outstanding of $1.17 billion.

Fiscal Year 2026 Outlook

The Company expects fiscal 2026 revenue to be between flat to down 2% as compared to normalized fiscal 2025 revenue and Adjusted EBITDA* to be in the range of $285 million and $315 million. Additionally, the Company expects fiscal 2026 Free Cash Flow* to be in the range of $50 million to $60 million.

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* A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release

Fourth Quarter & Full-Year 2025 Results Conference Call & Webcast

Vestis will host a conference call on Tuesday, December 2, 2025, at 8:30 a.m. Eastern Time to discuss its fiscal fourth quarter and full year 2025 results.

For a live webcast of the conference call and to access the accompanying investor presentation, please visit the investor relations section of the Company’s website at www.vestis.com.

To participate in the live teleconference:

Unites States Live: 800-267-6316
International Live: 203-518-9783
Access Code: VSTSQ425

A replay of the live event will also be available on the Company’s website shortly after the conclusion of the call.

About Vestis™
Vestis is a leader in the B2B uniform and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

Investor Contact
Stefan Neely or Bill Seymour
Vallum Advisors
615-844-6248
ir@vestis.com

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the securities laws. All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. In some cases, forward-looking statements can be identified by words such as “potential,” “outlook,” “guidance,” “anticipate,” “continue,” “estimate,” “expect,” “will,” and “believe,” and other words and terms of similar meaning or the negative versions of such words. Examples of forward-looking statements in this release include, but are not limited to, statements regarding: the potential effects and timing of our strategic business actions to enhance both our commercial and operational processes, and our expectations regarding our fiscal year 2026 performance outlook, including the information under the heading “Fiscal Year 2026 Outlook”. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable macroeconomic conditions including inflationary pressures and higher interest rates; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts, which could result in continued stock volatility and potential future goodwill impairment charges; competition in our industry; our ability to comply with certain financial ratios, tests and covenants in our credit agreement, including the Net Leverage Ratio; our significant indebtedness and ability to meet debt obligations and our reliance on an accounts receivable securitization facility; our ability to successfully execute or achieve the expected benefits of our restructuring plan and other measures we may take in the future; use of artificial intelligence in our business, which could result in reputational harm, competitive harm, and legal liability; increases in fuel and energy costs and other supply chain challenges and disruptions, including as a result of ongoing military conflicts in Ukraine and the Middle East; implementation of new or increased tariffs and ongoing changes in U.S. and foreign government trade policies, including potential modifications to existing trade agreements and retaliatory measures by foreign governments; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; the outcome of legal proceedings to which we are or may become subject; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; increases in labor costs or inability to hire and retain key or sufficient qualified personnel; continued or further unionization of our workforce; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; natural disasters, global calamities, climate change, pandemics, and other adverse incidents; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; unanticipated changes in tax law; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance (“ESG”) considerations which may expose us to liabilities and other adverse effects on our business; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation; and a determination by the IRS that the distribution or certain related transactions are taxable. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the Company’s filings with the Securities and Exchange Commission (“SEC”), including “Item 1A-Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in “Item 1A-Risk Factors” of Part II in subsequently-filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Vestis reports its financial results in accordance with U.S. GAAP, but in this release and the non-GAAP reconciliations that follow, Vestis also uses the following non-GAAP measures: Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow, Net Debt, Net Leverage Ratio, and Trailing Twelve Months Covenant Adjusted EBITDA. Vestis believes that non-GAAP financial measures, both together with and in addition to the corresponding U.S. GAAP financial measure, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to Vestis’ core operating results. Vestis uses these non-GAAP financial measures with U.S. GAAP financial measures and other comparable tools to assist in the evaluation of its operating performance. Vestis believes that presentation of these measures also helps investors because the measures enable better comparisons of Vestis’ historical results and allow investors to evaluate Vestis’ performance based on the same metrics that Vestis uses to evaluate its performance and trends in its results. However, these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Vestis’ results as reported under U.S. GAAP. Specifically, you should not consider these measures as alternatives to revenue, operating income, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. These non-GAAP financial measures also should not be considered as measures of cash available to Vestis to invest in the growth of Vestis’ business or cash that will be available to Vestis to meet its obligations. Non-GAAP financial measures as presented by Vestis may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations. These non-GAAP measures are reconciled in the tables at the end of this release.

Adjusted EBITDA
Adjusted EBITDA represents net income (loss) adjusted for provision for income taxes; interest expense, net; and depreciation and amortization (EBITDA), further adjusted for share-based compensation expense; severance; separation related charges; securitization fees; loss (gain) on sale of equity investment; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Adjusted EBITDA is presented in order to reflect Vestis’ results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of Vestis and other items impacting comparability between periods. Similar adjustments have been recorded in Adjusted EBITDA for earlier periods and similar types of adjustments can reasonably be expected to be recorded in Adjusted EBITDA in future periods.

Adjusted Net Income (Loss)
Adjusted Net Income (Loss) represents net income (loss) adjusted to exclude items not considered indicative of our core ongoing operations, such as restructuring and severance charges, separation-related costs, amortization of intangibles, loss (gain) on sale of equity investment, third party debt amendment fees, legal reserves and settlements, share-based compensation, gains, losses, and other items impacting comparability. Management believes this measure provides useful supplemental information by facilitating period-over-period comparisons of performance on a consistent basis. The most directly comparable GAAP measure is Net Income (Loss).

Free Cash Flow
Free Cash Flow represents net cash provided by operating activities adjusted for purchases of property and equipment and other. Free Cash Flow is presented because it relates the operating cash flow of Vestis to the capital that is spent to continue and improve business operations, and indicates the amount of cash generated or used after capital expenditures that can be used for, among other things, investment in the Vestis business, strengthening the balance sheet, and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

Net Leverage Ratio, Net Debt, Covenant Adjusted EBITDA and Trailing Twelve Months Covenant Adjusted EBITDA
Net Leverage Ratio is defined in Vestis’ credit agreement and is calculated as consolidated total indebtedness in excess of unrestricted cash (referred to herein as “Net Debt”), divided by the Trailing Twelve Months Covenant Adjusted EBITDA. Net Debt represents total principal debt outstanding, letters of credit outstanding, and finance lease obligations, less cash and cash equivalents. Covenant Adjusted EBITDA represents Adjusted EBITDA, as further modified by certain items specifically permitted under the credit agreement to assess compliance with its financial covenants. Trailing Twelve Months Covenant Adjusted EBITDA represents Covenant Adjusted EBITDA for the preceding four fiscal quarters. Vestis believes that Net Leverage Ratio and its components are useful to investors because they are indicators of Vestis’ ability to meet its future financial obligations and are measures that are frequently used by investors and creditors.

Forward Looking Non-GAAP Information
This release also includes certain non-GAAP financial information that is forward-looking in nature, including our expected 2026 Adjusted EBITDA and Free Cash Flow. Vestis believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Vestis to predict the timing and likelihood of among other things future acquisitions and divestitures, restructurings, asset impairments, other charges and other factors not within Vestis’ control. Neither these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

VESTIS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Revenue	$712,011	$684,281	$2,734,839	$2,805,820
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	533,150	487,315	2,010,082	1,989,872
Depreciation and amortization	35,343	35,281	143,017	140,781
Selling, general and administrative expenses	125,877	131,909	517,309	517,216
Total Operating Expenses	694,370	654,505	2,670,408	2,647,869
Operating Income	17,641	29,776	64,431	157,951
Loss (Gain) on Sale of Equity Investment, net	634	—	2,784	—
Interest Expense, net	24,343	29,848	92,264	126,563
Other Expense (Income), net	3,569	1,199	13,689	(642)
(Loss) Income Before Income Taxes	(10,905)	(1,271)	(44,306)	32,030
(Benefit) Provision for Income Taxes	1,644	1,027	(4,083)	11,060
Net (Loss) Income	$(12,549)	$(2,298)	$(40,223)	$20,970

Earnings per share:
Basic	$(0.10)	$(0.02)	$(0.31)	$0.16
Diluted	$(0.10)	$(0.02)	$(0.31)	$0.16
Weighted Average Shares Outstanding
Basic	131,840	131,566	131,751	131,506
Diluted	131,840	131,566	131,751	131,787

VESTIS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	October 3, 2025	September 27, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$29,748	$31,010
Receivables (net of allowances: $32,677 and $19,804)	162,295	177,271
Inventories, net	179,020	164,913
Rental merchandise in service, net	405,625	396,094
Other current assets	73,343	43,981
Total current assets	850,031	813,269
Property and Equipment, at cost:
Land, buildings and improvements	565,677	590,972
Equipment	1,172,877	1,168,142
	1,738,554	1,759,114
Less - Accumulated depreciation	(1,075,092)	(1,088,256)
Total property and equipment, net	663,462	670,858
Goodwill	961,732	963,844
Other Intangible Assets, net	188,837	212,773
Operating Lease Right-of-use Assets	85,108	73,530
Other Assets	157,730	198,113
Total Assets	$2,906,900	$2,932,387
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of financing lease obligations	$35,234	$31,347
Current operating lease liabilities	20,189	19,886
Accounts payable	158,362	163,054
Accrued payroll and related expenses	93,897	96,768
Accrued expenses and other current liabilities	101,282	145,047
Total current liabilities	408,964	456,102
Long-Term Borrowings	1,155,143	1,147,733
Noncurrent Financing Lease Obligations	131,071	115,325
Noncurrent Operating Lease Liabilities	77,032	66,111
Deferred Income Taxes	177,337	191,465
Other Noncurrent Liabilities	91,709	52,600
Total Liabilities	2,041,256	2,029,336
Equity:
Common stock, par value $0.01 per share, 350,000,000 shares authorized, 131,859,470 and 131,481,967 shares issued and outstanding as of October 3, 2025 and September 27, 2024, respectively	1,319	1,315
Additional paid-in capital	937,531	928,082
(Accumulated deficit) retained earnings	(46,879)	2,565
Net parent investment	—	—
Accumulated other comprehensive loss	(26,327)	(28,911)
Total Equity	865,644	903,051
Total Liabilities and Equity	$2,906,900	$2,932,387

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended		Fiscal Year Ended
	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Cash flows from operating activities:
Net Income (Loss)	$(12,549)	$(2,298)	$(40,223)	$20,970
Adjustments to reconcile Net Income (Loss) to Net cash provided by operating activities:
Depreciation and amortization	35,343	35,281	143,017	140,781
Deferred income taxes	2,604	(9,410)	(13,398)	(19,576)
Share-based compensation expense	556	3,033	11,565	16,336
Loss on sale of equity investment, net	634	—	2,784	—
Asset write-down	980	—	1,169	980
(Gain) Loss on disposals of property and equipment	236	424	(490)	1,042
Amortization of debt issuance costs	975	3,205	3,637	4,683
Loss on extinguishment of debt	—	—	—	3,883
Changes in operating assets and liabilities:
Receivables, net	12,939	233,044	14,002	215,814
Inventories, net	7,762	(11,268)	(13,725)	9,868
Rental merchandise in service, net	(5,936)	2,948	(10,644)	3,126
Other current assets	(13,228)	3,546	(25,116)	(2,684)
Accounts payable	1,227	7,194	(267)	21,665
Accrued expenses and other current liabilities	(31,574)	26,050	(12,371)	80,561
Changes in other noncurrent liabilities	31,258	688	8,540	(16,212)
Changes in other assets	(152)	1,450	(4,031)	(9,482)
Other operating activities	(148)	1,701	(220)	33
Net cash provided by operating activities	30,927	295,588	64,229	471,788
Cash flows from investing activities:
Purchases of property and equipment and other	(15,358)	(28,118)	(58,460)	(78,905)
Proceeds from disposals of property and equipment	159	5,269	5,524	5,269
Proceeds from sale of equity investment	867	—	37,659	—
Other investing activities	36	—	(4,540)	—
Net cash provided by (used in) investing activities	(14,296)	(22,849)	(19,817)	(73,636)
Cash flows from financing activities:
Proceeds from long-term borrowings	74,000	—	167,000	798,000
Payments of long-term borrowings	(76,000)	(258,000)	(161,000)	(1,137,500)
Payments of financing lease obligations	(8,866)	(8,036)	(34,496)	(30,608)
Net cash distributions to Parent	—	—	—	(6,051)
Dividend payments	—	(4,602)	(13,822)	(13,801)
Debt issuance costs	—	—	(1,628)	(11,134)
Other financing activities	(74)	(28)	(2,111)	(1,881)
Net cash provided by (used in) financing activities	(10,940)	(270,666)	(46,057)	(402,975)
Effect of foreign exchange rates on cash and cash equivalents	314	(161)	383	(218)
Increase (decrease) in cash and cash equivalents	6,005	1,912	(1,262)	(5,041)
Cash and cash equivalents, beginning of period	23,743	29,098	31,010	36,051
Cash and cash equivalents, end of period	$29,748	$31,010	$29,748	$31,010

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	Consolidated		Consolidated
	Three Months Ended		Fiscal Year Ended
	October 3,	September 27,	October 3,	September 27,
	2025	2024	2025	2024
Net Income (Loss)	$(12,549)	$(2,298)	$(40,223)	$20,970
Adjustments:
Depreciation and Amortization	35,343	35,281	143,017	140,781
Provision (Benefit) for Income Taxes	1,644	1,027	(4,083)	11,060
Interest Expense	24,343	29,848	92,264	126,563
Share-Based Compensation	556	3,033	11,565	16,336
Severance (1)	6,309	3,741	18,636	4,442
Separation Related Charges (2)	3,309	3,973	13,579	22,602
Securitization Fees	3,495	—	13,555	—
Loss (Gain) on Sale of Equity Investment	709	—	2,909	—
Third Party Debt Amendment Charges	—	—	1,530	—
Legal Reserves and Settlements	(668)	962	2,532	4,518
Gains, Losses and Other(3)	2,165	4,980	2,144	5,628
Adjusted EBITDA (Non-GAAP)	$64,656	$80,547	$257,425	$352,900
Covenant Related Adjustments(4)	3,600	—	20,400	—
Covenant Adjusted EBITDA (Non-GAAP)	$68,256	$80,547	$277,825	$352,900

(1) Please refer to Note 2. Severance, in the Company’s Form 10-K for the year ended October 3, 2025.

(2) Separation Related Charges include third-party expenses incurred in connection with the Company’s separation from Aramark on September 30, 2023, and the establishment of stand-alone public company operations. These costs primarily consist of rebranding initiatives, development of stand-alone technology infrastructure, and professional services.

(3) Other includes certain costs or income items that are not individually material and do not relate to core business activities.

(4) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purpose of determining compliance with the financial covenants in the Company’s credit agreement.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

	Consolidated		Consolidated
	Three Months Ended		Year Ended
	October 3,	September 27,	October 3,	September 27,
	2025	2024	2025	2024
Net Income (Loss)	$(12,549)	$(2,298)	$(40,223)	$20,970
Adjustments:
Amortization expense	7,186	6,458	27,192	25,916
Share-Based Compensation	556	3,033	11,565	16,336
Severance and Other Related Charges	6,309	3,741	18,636	4,442
Separation Related Charges	3,309	3,973	13,579	22,602
Loss on Sale of Equity Investment	709	—	2,909	—
Third Party Debt Amendment Fees	—	—	1,530	—
Legal Reserves and Settlements	(668)	962	2,532	4,518
Gains, Losses and Other(1)	2,165	3,738	2,144	6,382
Tax Impact of Reconciling Items Above	(2,950)	(5,100)	(7,380)	(18,900)
Adjusted Net Income (Loss) (Non-GAAP)	$4,067	$14,507	$32,484	$82,266

Basic weighted-average shares outstanding	131,840	131,566	131,751	131,506
Diluted weighted-average shares outstanding	132,198	131,566	132,253	131,787
Basic (Loss) Earnings Per Share	$(0.10)	$(0.02)	$(0.31)	$0.16
Diluted (Loss) Earnings Per Share	$(0.10)	$(0.02)	$(0.31)	$0.16
Adjusted Basic (Loss) Earnings Per Share (Non-GAAP)	$0.03	$0.11	$0.25	$0.63
Adjusted Diluted (Loss) Earnings Per Share (Non-GAAP)	$0.03	$0.11	$0.25	$0.62

(1) Other includes certain costs or income items that are not individually material and do not relate to core business activities

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW, FREE CASH FLOW TO ADJUSTED EBITDA RATIO, NET DEBT, AND NET LEVERAGE
(In thousands)

	Three Months Ended		Fiscal year Ended
	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Net cash provided by operating activities	$30,927	$295,588	$64,229	$471,788
Purchases of property and equipment and other	(15,358)	(28,118)	(58,460)	(78,905)
Free Cash Flow (Non-GAAP)	$15,569	$267,470	$5,769	$392,883
__________________
.

	As of
	October 3, 2025	September 27, 2024
Total principal debt outstanding	$1,168,500	$1,162,500
Letters of credit outstanding	5,818	5,298
Finance lease obligations	166,305	146,672
Less: Cash and cash equivalents	(29,748)	(31,010)
Net Debt (Non-GAAP)	$1,310,875	$1,283,460
Trailing Twelve Months Adjusted EBITDA (Non-GAAP)	$257,425	$352,900
Covenant Related Adjustments (1)	20,400	—
Trailing Twelve Months Covenant Adjusted EBITDA (Non-GAAP)	$277,825	$352,900
Net Leverage Ratio (Non-GAAP) (1)	4.72	3.64
(1) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purpose of determining compliance with the financial covenants in the Company’s credit agreement.